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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-68875

                              PROSPECTUS SUPPLEMENT

                      To Prospectus dated December 23, 1998

       and supplemented by Prospectus Supplements dated January 26, 1999, February 1, 1999, February 5, 1999, February 26, 1999, March 16, 1999,
             July 9, 1999, October 18, 1999, and January 4, 2000 of

                         AMERICAN EAGLE OUTFITTERS, INC.

         On January 6, 2000, Slauson Limited Partnership ("Slauson") sold 24,000 shares of common stock. The shares were sold in an open market transaction at $41.17 per share. These sales were effected by Prudential Securities Incorporated, as agent, with the payment by Slauson of a commission of $.07 per share.

         On January 7, 2000, Slauson sold 4,000 shares of common stock. The shares were sold in an open market transaction at $40.84 per share. These sales were effected by Prudential Securities Incorporated, as agent, with the payment by Slauson of a commission of $.07 per share.

         On January 10, 2000, Slauson sold 4,000 shares of common stock. The shares were sold in an open market transaction at $41.00 per share. These sales were effected by Prudential Securities Incorporated, as agent, with the payment by Slauson of a commission of $.07 per share.

         On January 11, 2000, Slauson sold 5,000 shares of common stock. The shares were sold in an open market transaction at $39.48 per share. These sales were effected by Prudential Securities Incorporated, as agent, with the payment by Slauson of a commission of $.07 per share. Immediately following these sales, Slauson beneficially owned 91,000 shares.

         On January 12, 2000, the closing price per share on the Nasdaq National Market was $39.94.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO CONTRARY IS A CRIMINAL OFFENSE.


           The date of this Prospectus Supplement is January 13, 2000.